EXHIBIT 99.1

C

NEWS RELEASE

Ceridian Announces Departure of

Douglas C. Neve as Chief Financial Officer

MINNEAPOLIS, March 12, 2007 — Ceridian Corporation (NYSE: CEN) today announced that it has reached a mutual agreement with Douglas C. Neve, the Company’s chief financial officer, with respect to his departure from the Company, effective March 8, 2007.

“Doug has been a valued member of the senior management team and we thank him for his significant contributions to Ceridian over the past few years,” said Kathryn V. Marinello, president and chief executive officer of Ceridian.  “All of us wish Doug the best in his future endeavors.”

Mr. Neve joined Ceridian as chief financial officer in 2005, and previously served as a senior audit partner with Deloitte & Touche LLP.

About Ceridian

Ceridian Corporation (www.ceridian.com) is an information services company serving businesses and employees in the United States, Canada and Europe. Ceridian is one of the top human resources outsourcing companies in each of its markets, and offers a broad range of human resource services, including payroll, benefits administration, tax compliance, HR information systems and Employee Assistance Program (EAP) and work-life solutions. Through its Comdata subsidiary, Ceridian is a major payment processor and issuer of credit cards, debit cards and stored value cards, primarily for the trucking and retail industries in the United States.

Contacts:

Media Relations:

Pete Stoddart

Ceridian Corporation

952-853-4278

Investor Relations:

Craig Manson

Ceridian Corporation

952-853-6022